Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

FLE - Q1 2006 Fleetwood Enterprises, Inc. Earnings Conference Call

Event Date/Time: Sep. 08. 2005 / 10:30AM PT
Event Duration: N/A

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CORPORATE PARTICIPANTS

 Kathy Munson

 Fleetwood Enterprises, Inc. – Director - IR

 Elden Smith

 Fleetwood Enterprises, Inc. - CEO and President

 Boyd Plowman

 Fleetwood Enterprises, Inc. - CFO and EVP

 Chris Braun

 Fleetwood Enterprises, Inc. - EVP - RV Group

 Charley Lott

 Fleetwood Enterprises, Inc. - EVP - Housing Group

 Lyle Larkin

 Fleetwood Enterprises, Inc. - VP, Treasurer and Assistant Secretary

 Andy Griffiths

 Fleetwood Enterprises, Inc. - VP, Controller and Chief Accounting Officer

CONFERENCE CALL PARTICIPANTS

 John Diffendal

 BB&T Capital Markets - Analyst

 Barbara Allen

 Avondale Partners - Analyst

 Ian Zaffino

 Oppenheimer & Co. - Analyst

 Elliot Glazer

 Du Pasquier - Analyst

 John Cohen

 Bank of America - Analyst

 Pamela Brown

 Gabelli - Analyst

 Andrew Hobson

 RBC Capital Markets - Analyst

 Barry Vogel

 Barry Vogel and Associates - Analyst

 Phillip Gaucher

 George Weiss - Analyst

 Timothy Jones

 Wasserman & Associates - Analyst

 Gary Bialis (ph)

 Bialis Partnership - Analyst

 Mark Allen (ph)

 Raven Investments - Analyst

 Chris Blackman (ph)

 Empirical Capital - Analyst

PRESENTATION

Operator

 Good morning, ladies and gentlemen and welcome to the Fleetwood Enterprises first quarter 2006 earnings conference call. [OPERATOR INSTRUCTIONS] Later we will conduct a question and answer session. Please note that this conference is being recorded. I will now turn the call over to Ms. Kathy Munson. Ms. Munson you may begin.

 Kathy Munson - Fleetwood Enterprises, Inc. - Director IR

Thank you Christine. Good day. And welcome to Fleetwood Enterprises’ conference call on the first quarter of fiscal 2006. I am Kathy Munson, Director of Investor Relations. First, we hope all of you have access, via the Internet or facsimile, to today’s news release announcing Fleetwood results for its quarter ended July 31, 2005. The Company’s 10Q was also filed today. This call is being broadcast live over the Internet at streetevents.com and earnings.com and is accessible from our own Website, fleetwood.com. A replay of the call will be available at each site shortly after the end of this call, and the call is also being taped. If you have any questions about accessing any of this information, please call the Pondel/Wilkinson Investor Relations office in California at 310-279-5980 after the conference call.

Please be advised that the statements made by Fleetwood Enterprises in today’s press release and during this conference call that relate to future plans, events or performance are forward-looking statements and are being made against the back drop of the Safe Harbor rules. These statements are based on the beliefs of the Company’s management as well assumptions made by and information currently available to the Company’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties and assumptions, including risk factors identified in the Company’s 10K and other SEC filings. Actual results, events and performance may differ materially. Readers and conference call participants are cautioned to not place undue reliance on these forward-looking statements, which speak only as of today’s date. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may result from changing circumstances or unanticipated events.

With that in mind let’s move on to today’s call. Elden Smith, President and Chief Executive Officer, will discuss the quarter’s results and fill you in on some of the recent corporate developments. And then Boyd Plowman, Executive Vice President and Chief Financial Officer, will detail our financial results and events. To conclude, Elden will discuss our outlook. Then we will address your questions. The other Fleetwood executives that are here today to help answer your questions are; Chris Braun, Executive Vice President of our RV Group, Charley Lott, Executive Vice President of our Housing Group, Lyle Larkin, Vice President and Treasurer, and Andy Griffiths, Vice President and Controller. I will now turn the call over to Elden Smith, Fleetwood’s President and CEO. Elden?

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

 Thank you, Kathy. Welcome and thank you to all of you for joining us today. I’m pleased to have this opportunity to talk about the first quarter and walk you through our results. There was a fair amount of what we could term as background noise in the results. And it is my hope that Boyd and I can eliminate that and make it clear as to why we consider this a successful transitional quarter. As I’ve told many of you, my long-term goal for this Company is to return Fleetwood to consistent profitability, with margins matching or exceeding those of our competitors. There were a number of organizational issues that needed to be dealt with before we were in a position to reach that goal.

First, I believe that the move towards centralization at Fleetwood over the past few years was a significant contributing factor to some of Fleetwood’s operational problems. It had been the Company’s culture since its inception to operate decentralized profit centers and to require that decision-making be made at the lowest possible level. This employee empowerment provides for more timely resolution of operating issues and allows local tastes in housing and RV design to be taken into account and permits a more focused response to dealer, as well as home and RV owner, requirements. While we anticipate tangible long-term benefits from this move to decentralization, making such a transition involves restructuring costs. In this quarter alone, as we pointed out in the release, severance and relocation expenses totaled $4.3 million. I believe that the majority of these costs are behind us now, and we will begin to see the savings in corporate overhead take effect.

I feel confident about the choices we have made regarding the placement of our people in positions where they can be most effective. For example, the Company had centralized housing service functions and pushed RV service out to the dealers. We are now returning service responsibility and the related resources to our manufacturing plants. Of course, while we had many people who simply are going back to jobs they are — used to perform, some will need training. And that is a cost that is hard to quantify. But on both the Housing and the RV sides of our business, the lack of regionally operated service and training centers has been costly.

During the last two quarters and since the beginning of my recent tenure at Fleetwood, we have also had to deal with excess RV inventory issues. Both are own finished goods inventory and our dealer inventories were too high, due to overproduction based on an overly optimistic vision of calendar 2005 RV sales, combined with a lack of internal disciplines. We have been successful in eliminating the excess inventory, but it had negative financial ramifications as we had to slow production to a point well below retail volume levels. Consequently, our RV revenues, capacity utilization and efficiencies were lower than they would otherwise have been in this market environment. In addition, costly discount programs were required to move aged inventory.

Finally, Fleetwood moved away from its traditional focus on manufacturing. Our recent sale of the retail and finance units in our Housing Group eliminated some longstanding recurring operating losses as well as a great deal of debt. We believe that the return to our core competency as manufacturers will strengthen our positions. However, there were charges involving — involved in divesting the businesses that appeared in both the fourth quarter 2005 and the first quarter 2006. In the first quarter, they were almost half of the $12.1 million loss from discontinued operations.

Another charge, which Boyd will talk about, is an income tax-related charge, which made up more than half of our loss from continuing operations.

I’m not saying that we would have had a profit without all of those factors. We’re not there yet. But clearly our operating income was significantly impacted by many of these issues. And yet we were less than $1 million shy of operating profitability. We still have a lot of work to do, particularly in our travel trailer operations, but we believe that our momentum is gathering and anticipate that our focus on our core competencies will accelerate that improvement.

Now, I’m going to turn it over to Boyd to discuss some of the financials in more detail before I wrap up the formal presentation. Boyd?

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

 Thanks Elden. First, let me address the S-3 shelf registration statement that we filed with the SEC on Tuesday evening, simply because it is so recent. It is a universal shelf registration for the proposed offering of up to $125 million of various securities including our common stock, preferred stock and/or debt securities. We would anticipate using the proceeds from any such offerings to pay down debt, possibly including deferred interest on our convertible trust preferred securities, and for general corporate purposes. We believe that having this type of shelf registration will provide us with the flexibility to pursue various alternatives in the future. It will also give us the opportunity to analyze the capital markets from time to time and to make appropriate decisions about what type of offering is most beneficial for our stakeholders.

Elden indicated that I would address the tax issue. As most of you know, we have a large net operating loss, so in profitable times, we will have more than $200 million in profits sheltered from Federal income tax. Accordingly, the provision for income tax of $10.1 million that impacted this quarter’s results could understandably be a source of some confusion. Due to past periods of losses, we are not currently able to use anticipated profits to justify the carrying value of our net deferred tax asset. Instead, each quarter we recalculate the value of various tax strategies that are available to us to support this tax asset. The difference between market value and book value of our 6% convertible trust preferred securities has long been a part of that calculation because of its inherent potential to generate a taxable gain.

During the first quarter, that potential gain shrunk significantly as the market value of those securities rose. Because of this, we increased the valuation allowance by $10.5 million, reducing the net deferred tax asset to 64.3 million, the amount our calculations are now indicating that our tax strategies support. That result is counterintuitive because the securities generally rise in value when we have created improved created expectations. And paradoxically our P&L is penalized for that increase.

Now, let’s talk about the results for the quarter. For the 14-week period, we incurred a net loss of $29.6 million in the first quarter, compared to net income of 5.6 million in the prior year. The loss included $12.1 million from discontinued operations and the effect of the $10.5 million increase in the deferred tax asset valuation allowance. As Elden mentioned, about half of the loss from discontinued operations resulted from asset writedowns and severance.

Our first quarter revenues from continuing operations were off 7% compared to last year, with RV sales down 13% and Housing up 4%. In RV’s, motor homes declined by 6%, while towables were down 25%. The decrease in motor home sales was in line with what’s happening in that industry segment. However, our towable operations continued to face market share challenges. To respond to this, and to provide the necessary focus to turn them around, motor homes, travel trailers and folding trailers were reorganized into three separate divisions, each one having responsibility for product development, sales, manufacturing and profitability. In addition, our new Prowler, Wilderness and Terry travel trailer products were launched this summer and early feedback is positive. The market performance of these core products is key to financial improvement in the travel trailer division in the near term.

The loss from continuing operations was $893,000, compared to income from continuing operations of $22.5 million last year. The primary factors contributing to the loss were:

•                  a 7% decline in revenues, heavily impacted by a double-digit percentage decrease in towables, partially offset by higher sales in our housing wholesale operation.

•                  Gross margin decreased from 18.4% to 16.2% because of a margin squeeze in motor homes and travel trailers, due in part to the pricing actions taken to complete the elimination of excess RV inventories. More specifically, travel trailer gross profit margin fell to 6% from 13.5% in the prior year, primarily due to higher material costs, related mostly to unfavorable changes in the production mix, the competitive pricing actions that I mentioned and labor inefficiencies. Motor home gross margin was down to 12.8% from 15.7%, due to rising commodity prices, the increased sales incentives as a percentage of sales, and labor inefficiencies, mainly due to initiating production of Class C motor homes on the East Coast, as well as new model introductions.

•                  Other operating expenses in the first quarter were $4.3 million, which were composed mostly of severance costs resulting from the reorganization of the RV and Housing groups.

We generated $17.1 million of cash from operating activities in the first quarter, despite a $17.4 million net loss from continuing operations. This compares to using $32 million of cash last year. The primary factors contributing to this year’s cash generation included a $45.3 million reduction in inventories, and the fact that the $10.5 million loss included the non-cash deferred tax valuation charge. I’m sorry. The fact that the $10.5 million tax valuation charge was included in that loss. And now I’ll turn it back over to Elden to address our outlook.

 Elden Smith - Fleetwood Enterprises, Inc. - CEO President

Thanks Boyd. The view of the future has become less clear with the onslaught of Hurricane Katrina. Some of the industry issues we have been facing have been overshadowed by the enormous need for shelter for survivors of the hurricane. The impact of higher gas prices on discretionary income and consumer confidence seems to have been slowing motor home sales in particular. While industry travel trailer sales have not been as soft as motor homes this year, our retail market share has slipped there and we have lost some dealer shelf space.

Now, however, government agencies and the private sector are seeing RV’s, particularly travel trailers, as a quick and economical solution to emergency housing needs. We do not yet know exactly what the resulting demand will be on the industry as a whole or for us in particular. We do know that significant demands have been made on existing travel trailer inventory, particularly in the state’s neighboring the Gulf Coast. Through our dealers, we have sold all of the appropriately sized trailers we had in inventory. We are continuing to work with our dealers to facilitate additional purchases and shipments of conventional trailers, while talking with FEMA’s intermediaries to get the specifications for FEMA trailers that must be built. We are prepared to ramp up trailer production to meet additional demand.

Certainly we will do everything we can to react to the emergency at hand. Some motor homes have been purchased by companies to house their employees temporarily. So the hurricane may have some influence on future revenues for both our travel trailer and motor home operations. The emergency shelter story is much the same in the Housing Group, although it is slightly slower paced. While we have already been in talks about quantities of homes required, we are only now receiving the clear specifications needed for production. We are sure that the need for emergency housing units will be great. In the meantime, we are working with our dealers to get appropriate existing inventory to the disaster areas as quickly as possible.

We are also responding to the requirements of dealers that have production needs and other contacts in the hurricane ravaged areas. These factors, plus uncertainty regarding the cost of fuel, raw material cost increases, rising interest rates and declining consumer confidence make our near-term results more difficult to predict. However, the potential volume of increased orders related to the disaster relief could undoubtedly improve our revenues and earnings from our earlier expectations.

That concludes our general remarks about the operating results. Operator, please open up the lines for questions.

QUESTION AND ANSWER

Operator

 Thank you. [OPERATOR INSTRUCTIONS] One moment, please. The first question comes from John Diffendal. Please go ahead.

 John Diffendal - BB&T Capital Markets - Analyst

 Yes. Good morning. Let’s talk a little bit more about Katrina, if we could. I know there’s certainly a lot of speculation this far into it and it’s hard to get real hard numbers. But certainly on the travel trailer side, I guess RV Business has most recently quoted a number as high as 70,000 units. I’m wondering what FEMA may be telling you currently about the needs and any guess in terms of how that will break down between manufacturers? Last year you all went after, especially the MH side, pretty hard and did probably half the business with FEMA. You all look to do something similar to that today?

 Elden Smith - Fleetwood Enterprises, Inc. – CEO & President

It certainly appears — by the way, we don’t have any numbers beyond what you would see in the newspapers and that or the industry publications. And it certainly appears that there’s going to be significant demand, demand far above what we could supply. And I’m sure that they are going to be dealing with a number of different manufacturers. At this point, we will look to produce everything we can produce when we know exactly what the specifications are and where the needs are. I’ll let Chris talk a little bit to the RV side as to how they would go about that. Okay.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

We’ve been looking at our current operations and going forward what we’ll do is we’ve been in contact with FEMA and their organizations as to what their requirements may be. And right now we’re taking actions within our plants to look at staffing. What we can do to staff our current operations and what we can do to work on overtime within our current operations. And then from there we would take it further to look at idle lines or idle facilities that we could start up depending on what the demand for the disaster relief units turns out to be. So, we’re currently in the midst of working through that and should hopefully have that somewhat finalized here in the next couple days. But we are looking at what it will take to ramp up our facilities to meet the expected demand that we should see from this situation.

 John Diffendal - BB&T Capital Markets - Analyst

And Chris, if you get specific orders, would you all put out a release saying we’ve gotten orders for x amount and expect to produce it over x period of time?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

I don’t know that we would feel the need to put out a release at that point, but we definitely would be working with FEMA. I guess one thing I want to point out that it’s not just FEMA. It’s other organizations. There’s insurance companies. There’s businesses. There’s our dealers that a lot of our dealer inventory has been picked up by the emergency agencies and whatnot. And so we’re trying to balance all those balls right now and make sure that we can best walk the path that keeps everyone as satisfied and as accompanied as we can.

 John Diffendal - BB&T Capital Markets - Analyst

And on the MH side, I guess the industry produced about 34,000 singles. Some talk we could be talking about that much just for temporary housing. Would you all look to open — I mean, do you have a number of mothballed facilities that you would look to actually open facilities or just try to use the existing plant base?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP - Housing Group

John, this is Charley Lott. Initially, we would try to use our existing plant base. We have about ten plants that somewhat surround the disaster area. And we have — we’re only running roughly 50% capacity in those plants. So we have plenty of capacity yet out of those ten facilities. And that’s what we’d look to first. And as Chris said also, not only do we have that extra capacity, but we also have the ability to run overtime and things like that in those same plants. So, that would be our first thoughts there.

 John Diffendal - BB&T Capital Markets - Analyst

And did FEMA put out actual amount to bid today? Do we know that to be the case? There’s certainly been some talk about that today.

 Charley Lott - Fleetwood Enterprises, Inc. - EVP - Housing Group

As far as the Housing Group goes, or manufactured housing, as of about 30 minutes ago they had not notified us on any. Actually, we thought it might be last Tuesday, and then for sure we thought it was going to be yesterday. And now they’re saying today. So, we’re just in a holding pattern right now.

 John Diffendal - BB&T Capital Markets - Analyst

Understand. I’ll ask just one more question and then let others ask. This change in the deferred tax. Did that change your NOL in some fashion?

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

No, John, it didn’t. This is Boyd. It’s strictly an accounting entry. We have a significant deferred tax asset. As I indicated, we really can’t, for accounting purposes, justify that asset or the value of that asset by anticipating future profits. So it’s strictly dependent upon the tax strategies that could be employed. It doesn’t reduce or increase our net operating loss carryforward at all.

 John Diffendal - BB&T Capital Markets - Analyst

 So, it’s still, what, about 185, is that right?

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

Well, it was about 185 at the end of the fiscal year. So, it would have been increased by our first quarter loss, including that loss from discontinued operations.

 John Diffendal - BB&T Capital Markets - Analyst

All right. Thank you.

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

John, back relative to your request for an announcement if we receive an order from FEMA. It will depend on how significant the orders are in that as to what we choose to do. At this point, we are receiving a significant number of orders from the dealer organization in 50’s, 100’s, and in some cases, several hundred units at a time. And so those are going into our production schedule on an immediate basis. Then when we know what we have in any larger quantities, we’ll adjust our production capacity accordingly.

 John Diffendal - BB&T Capital Markets - Analyst

 Okay. Thank you.

Operator

Your next question comes from Barbara Allen from Avondale Partners. Please go ahead.

 Barbara Allen - Avondale Partners - Analyst

Thank you. Could you give us an update on what your backlogs are now versus a year ago at this time?

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

Yes. I’ll let Chris and Charley handle those for their groups.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

Okay. Okay. This is Chris, going first, of course speaking for RV’s. If you go back to a year ago, I’m actually — the numbers that I have got from a year ago will be at the end of the July quarter. And at that time, our unit backlog for motor homes was 1,100. And for travel trailers, we were at 1,375, and for folding trailers, we were at 300. Currently – and I’m going to give you that as our most current information, not as of the end of the July quarter. Currently, our motor home number is right at about 1,160 units, and our travel trailer number as of a week ago was just above 2,000 units. But depending on – with the disaster efforts, we see that that backlog number for travel trailers is going to be up substantially. I even kind of hesitate to venture what that would be. But I’m going to give you a range. I’m going to say it’s going to be somewhere in the 9 to 12,000 range right now.

 Barbara Allen - Avondale Partners - Analyst

 12,000?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

Just depending on how things shake out this week.

 Barbara Allen - Avondale Partners - Analyst

 I just want to be sure. It’s 9,000 to 12,000?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

I’m going to say 8,000 to 12,000. That’s how unsure we are of where things are going to shake out.

 Barbara Allen - Avondale Partners - Analyst

 Okay.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

 And the folding trailer backlog is at about 3,000 units.

 Barbara Allen - Avondale Partners - Analyst

 3,000 versus approximately 300 I had in the 8K from last year at this time?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

 Right.

 Barbara Allen - Avondale Partners - Analyst

 And at the end of the quarter, I had that you were at 407.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

 Correct.

 Barbara Allen - Avondale Partners - Analyst

 Are they using the folding trailers for disaster relief?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

 Right now there isn’t — we haven’t seen that much activity for disaster relief for folding trailers.

 Barbara Allen - Avondale Partners - Analyst

 Well, I just want to make sure. That’s quite a jump from the — in six weeks.

Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

Some of the difference may be the timing of our Somerset National Dealer Meeting this year as compared to last year. I believe last year’s meeting was probably after quarter end, so our order backlog was low going into that meeting.

 Barbara Allen - Avondale Partners - Analyst

That’s why I was asking for apples to apples on the comparisons would be helpful.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

Well, your apples to apples, if you’re looking at the 300, you would be comparing to the 407 for the end of this quarter.

 Barbara Allen - Avondale Partners - Analyst

I know. Those numbers are in your 8K. But because it’s six weeks since the end of the quarter, that’s why I was trying to get a sense of where we stand on your most recent data versus the same time last year.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

Right. And unfortunately, I don’t have that comparable number for the prior year with me right now.

 Barbara Allen - Avondale Partners - Analyst

Okay.

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

Barbara, this is Boyd. And I’m going from memory. But it was a very similar kind of increase. We do hold our major shows usually in the month of August. So those backlogs typically go up considerably right after first quarter end.

 Barbara Allen - Avondale Partners - Analyst

Okay. And how’s the housing backlog, Charley?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP - Housing Group

Barbara, last — in ‘04, July ’04, we were at 2,500 floors, 1,462 units. At the end of this July quarter, essentially the same. 1,457 units or about 2,565 floors. As of last week, our backlog was actually down slightly to about 2,445 floors.

 Barbara Allen - Avondale Partners - Analyst

Okay. And so you don’t have the year ago at this time? In other words comparing —?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP - Housing Group

Not as of today’s comparison, no.

 Barbara Allen - Avondale Partners - Analyst

OK, I also wondered, Boyd, Elden mentioned the 4.33 million other expense in your regular P&L, and that is severance and so forth?

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

 Yes.

 Barbara Allen - Avondale Partners - Analyst

 But the — also in the discussion about the group, you mentioned 3.0 million in restructuring in housing. Is the 3 part of that 4.33?

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

 Yes it is.

 Barbara Allen - Avondale Partners - Analyst

 So I should use an additional 1.33 that — I should, for myself, allocate against the RV group?

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

 Actually, there’s a smaller portion of that. I think RV’s was about 1 million. And was it more than 1 million, Chris?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

No. It was right around 1 million.

Andy Griffiths - Fleetwood Enterprises, Inc. - VP, Controller and Chief Accounting Officer

It was right around a million; the remainder was in Corporate.

 Barbara Allen - Avondale Partners - Analyst

And do you think we’re near the end of these charges?

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

Yes.

 Barbara Allen - Avondale Partners - Analyst

Okay. Can you help me understand what your assessment is of what’s wrong with the towables group, the travel trailers group and what you’re doing to fix this?

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

I think it stems from a lack of attention to the product over the last five or six years. And basically what we’re doing is addressing the product very specifically to come up with floor plans that are more in tune with the current market; floor plans that our competitors are doing very well with right now. And in addition to that, addressing the overheads at the plant operations as well as the division, to see we have those costs at an absolute minimum. But it’s primarily product-related. We need to have the right product in the marketplace.

 Barbara Allen - Avondale Partners - Analyst

Have you — the new ones that you sent out, the new lighter-weight ones, are you getting any feedback in terms of orders and backlogs on the specific ones that you could share with us?

Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

Not specific numbers. But the new products in general for the 2006 product line have been well received, much improved. But we still have work to do there.

 Barbara Allen - Avondale Partners - Analyst

What about any discounts on the 2006 models in any of your RV’s?

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

We aren’t discounting any 2006 RV’s.

 Barbara Allen - Avondale Partners - Analyst

Okay. And Charley, I wanted to commend you on the profit in the group adding back that restructuring charge. That was impressive.

 Charley Lott - Fleetwood Enterprises, Inc. - EVP - Housing Group

Thank you, ma’am. I wish I could take credit for the whole thing.

 Barbara Allen - Avondale Partners - Analyst

Well, the utilization — you even had fewer units. That was pretty — I found that pretty impressive.

 Charley Lott - Fleetwood Enterprises, Inc. - EVP - Housing Group

Thank you.

 Barbara Allen - Avondale Partners - Analyst

So, with a little more volume in there, we’re going to look forward to getting some help. So, somebody benefits from this horrible disaster here at least and get those houses to those folks. I’ll get back in the queue for other questions. Thank you.

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

Thank you.

Operator

Your next question comes from Ian Zaffino from Oppenheimer. Please go ahead.

 Ian Zaffino - Oppenheimer & Co. - Analyst

Hi. Good quarter. A lot better than I was looking for. A couple questions here. First one would be, can you give us an idea of what your capacity is on the MH side and also on the RV side? And coupled with that, what’s the status of the cost cutting, as far as the number — the percentage of staff reductions? And how is that going to change vis-à-vis any type of FEMA orders?

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

Charley?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP - Housing Group

The capacity number for the entire Housing Group as of right now, we’re running at about 58% capacity. But that number is a little misleading in that some of our plants are as low as 25% and some of them are actually running over 100% due to some overtime that they’re running. The business for us is about like it was the last quarter. As we told you then, the traditional business that we have out there is very spotty. Some parts of the country — in particular the essential area of Texas and Tennessee — have been extremely slow for us. The East Coast has been sort of average. And out West it has been very good. So — but our capacity numbers range anywhere from 25% up to over 100. But they average out at about 58%.

 Ian Zaffino - Oppenheimer & Co. - Analyst

 Okay. And that utilization, that is just opened and existing and running plants, correct?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP - Housing Group

 That’s correct. That’s based on a one-shift operation.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

And on the RV side, our numbers would be based on the same assumptions. It’s a single-shift operation, and it’s only for those facilities that are operating. And on motor homes, we’re just right above 70%, and at travel trailers we’re at 60% and folding trailers we’re at 40%.

 Ian Zaffino - Oppenheimer & Co. - Analyst

 Okay. And are these plants equipped to run more than one shift?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

Yes. On the RV side we have, within the travel trailer group, from our eight facilities, we have operated a couple of those facilities on dual shifts. A plant in the West and a plant in the East have both operated on double shifts. And we would, if the need is there, we would look at the opportunity of running on two shifts versus the overtime opportunity associated with possibly working extended shifts or possibly some six-day weeks by working on Saturdays.

 Ian Zaffino - Oppenheimer & Co. - Analyst

Okay. And then it looks like the employee headcount was down about 14% so far. What is that going to look like next quarter?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

From an RV standpoint, again, it’s unfortunate that we don’t have all the numbers dialed in for the potential orders that we’re going to see for this week. But if all indications hold true, we’re going to have to get out and man our plants and staff appropriately. But it’s really hard to say at this time just how many people that’s going to result in. It’s going to depend on the magnitude of orders that we get and whether or not we can satisfy that demand by working overtime or if we’re going to add shifts or start up idle lines.

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

The headcount that we had for the most part would be direct labor; would be related to additional production that we needed. And we feel that for the most part, we can spread our management and staff without making any significant G&A additions.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

And I’ll invite Elden, Charley or Chris to correct me if I’m wrong, but I believe the majority of the SG&A headcount reductions that we anticipate were taken by the end of the first quarter. Perhaps we could have some more that spilled into the second, but they won’t be all that significant, if that’s helpful. And the only exception to that is in discontinued operations where the number of people there is ratcheting down fairly rapidly this quarter — this second quarter.

 Ian Zaffino - Oppenheimer & Co. - Analyst

Okay. And I know this is a difficult question. Probably very difficult to project, but what do you think the incremental margin — the margins of this incremental business are going to look like?

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

You’re right. That’s a difficult question. We have — there are so many uncertainties at this point. Material and component availability is certainly one. There are obviously increased costs, both from an efficiency standpoint in bringing crews up and training them and developing appropriate efficiencies. Increased fuel cost, increased transportation costs and that. So at this point we don’t have a good number. I guess we can fairly say, we have, I think, been fair in the pricing of these products. We anticipate that there may be some surcharges in the coming months relative to the pricing of all of our products because of component increases and we keep that as a possibility.

 Ian Zaffino - Oppenheimer & Co. - Analyst

Okay. And then Boyd, as far as the cash accounts, I guess as of today or the most recent numbers you have for both debt on the revolver and also cash?

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

I’ll let Lyle address that. But — I’ll let Lyle address that.

 Lyle Larkin - Fleetwood Enterprises, Inc. - VP, Treasurer and Assistant Secretary

In terms of the revolver as of today, it’s virtually 0. We do have – keep in mind – outstanding $22 million in term debt with the bank. And that is outstanding, constantly fully drawn. But as of today, we have virtually no borrowings against the revolver. As far as cash is concerned – again, I’m talking bank cash numbers – as of today, bank cash stands at approximately $130 million. Some of that is restricted being outside the country, there’s approximately $100 million that’s available domestically.

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

 Ian, that last cash number, the per bank number, is not very meaningful for any purpose other than measuring our liquidity under our credit agreement. With regard to book cash, there’s probably been — we’re probably down slightly, I would guess, since quarter end in our cash balances.

 Ian Zaffino - Oppenheimer & Co. - Analyst

Okay. Now, as far as your intentions with the shelf registration, it seems to me that you have enough availability on the revolver to deal with your arrearage. I don’t know if you necessarily want to use the revolver in that way, but you certainly have an opportunity with that. Maybe you mix that with a little bit of debt from the shelf. I don’t see a need necessarily to raise any equity at these levels. Are you of the same mind or what are your thoughts there?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

Our thoughts when we filed the shelf registration were that that was a step we would take and that it would create some flexibility for us and we really have no firm plans established with regard to either utilizing the shelf, the type of security or the timing of that. And certainly the price of our existing securities or possibly different securities is important in that decision, and the timing is important and our view on the pricing obviously changes from time to time. If our outlook is rosier, we tend to believe that it may not be wise to issue at a price that we might have been relatively pleased with a while back. So, I really — about the only thing I can tell you concretely is that we have no firm plans with regard to the shelf.

 Ian Zaffino - Oppenheimer & Co. - Analyst

Okay. Thank you. I’ll let someone else go.

Operator

The next question comes from Elliott Glazer from Du Pasquier. Please go ahead.

 Elliot Glazer - Du Pasquier - Analyst

 Yes. Gentlemen, earlier you stated that you sold all appropriately sized trailers. So, how many trailers did you sell?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

That’s a good question. I was just looking at that this morning. I’m going to guess that what we sold out of our yard, just to clarify – this isn’t what our dealers sold, this would be what we sold out of our yard – was probably in the range of maybe 4 to 600 units.

 Elliot Glazer - Du Pasquier - Analyst

 Okay.

Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

Keep in mind that some of those units would have gone to our normal dealer network for normal sales.

 Elliot Glazer - Du Pasquier - Analyst

 Of course.

Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

 Some of those were probably taken by dealers who had a connection or a place to use them in the disaster area.

Elliot Glazer - Du Pasquier - Analyst

 So you sold somewhere you would guess between 400 and 600 units out of your yard.

Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

  Probably closer to 400 and 500.

Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

In those particular size ranges.

 Elliot Glazer - Du Pasquier - Analyst

Yes. And what would you guess the average selling price of those 400 to 500 units would be?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

 It would be somewhere in the range of probably $12,000 to $16,000 a unit.

 Elliot Glazer - Du Pasquier - Analyst

 Okay. So, the units that you sold, how are the price of what you sold them at relate to what the price was, let’s say a month or two ago? In other words, were these at no discount, at a normal discount…?

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

It would be the same because — well, to the extent that that they were 2006 units, it would be the same because there have been no discounts.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

They basically all are all 2006 units. And as Elden mentioned, there were no discounts. No change in the price.

 Elliot Glazer - Du Pasquier - Analyst

Great. Thank you so much.

Operator

The next question comes from John Cohen from Bank of America.

 John Cohen - Bank of America - Analyst

Good afternoon, gentlemen. A couple of questions. Could you comment a little bit more on the timing of the registration statement and what type of securities you’re really looking to issue here, given that you did highlight in the registration statement that you were looking to buy back some of your existing securities and debt predominantly, and also help settle out the amount you’re in arrears on the 6% junior subordinated debt? Also, could you also comment on the rationale for withdrawing the July exchange offer for the 6% bonds? And then lastly, if you could state one way or the other, if the corporate revolver is available to pay down the junior subordinated interest expense that you’re in arrears on?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

Well, I’m going to answer in probably a reverse order. The revolver — we have availability under the revolver and the revolver can be used to pay interest and I believe that’s true —

 John Cohen - Bank of America - Analyst

 On the junior subordinated?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

Yeah, whether it’s current or deferred.

 John Cohen - Bank of America - Analyst

Okay.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

But that availability may also be earmarked for other uses, working capital uses, etc. So, we may or may not have at this time or at some point in the future adequate availability under the revolver to pay that. With regard to the registration statement that we filed and withdrew regarding the exchange offer, at the time – as we explained in the press release when we withdrew the registration statement – at the time we filed the relationship of values between the security that was outstanding that we were looking to exchange for and the value of the prospective security that we would have used as currency changed considerably.

 John Cohen - Bank of America - Analyst

So you guys didn’t see those running back up to par, basically?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

Well, it didn’t run up to par if you take into account the fact that about $13 a share of the market value is really representing deferred interest for the principle. It is still selling at a discount to par. And they did run up further than we would have anticipated. But equally important was that they ran up while our common ran down. And so did our 5% convertible debentures, which are somewhat similar to the currency that we would have proposed to use in the exchange. So, basically, all of the values went in exactly the wrong direction. We expected that directionally but the magnitude of the change was greater than we did expect. And then finally, I think just somewhat of a correction I think to the basic premise of your question, I don’t believe we said in the registration statement that we were looking to bring in or buy back securities. I don’t believe those were included in the registration statement. Was it, Andy?

 Andy Griffiths - Fleetwood Enterprises, Inc. - VP, Controller and Chief Accounting Officer

I don’t believe so.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

But certainly the possibility that we could raise money with registered securities in the capital markets at some point that we viewed to be advantageous as a means to all or in part deal with the deferred interest, it was certainly something that is in our mind as a possibility.

 John Cohen - Bank of America - Analyst

So, we should be reading more towards an equity issuance rather than a fixed income issuance?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

No. It’s a universal shelf. It’s very flexible. And that’s its purpose. It’s — we can use it for equity. We can use it for debt. We can use it for a hybrid. It’s very flexible. And it will allow us to evaluate the capital markets from time to time and make the appropriate decision based upon the opportunities that present themselves.

 John Cohen - Bank of America - Analyst

Thank you very much.

Operator

Your next question comes from Pamela Brown from Gabelli. Please go ahead.

 Pamela Brown - Gabelli - Analyst

Thanks. I just want to first off start by saying thank you for providing all of this helpful information on Hurricane Katrina and how you’re responding to it. It’s been a long week, I think, for all of us in trying to get some accurate details and I appreciate the honest answers you’ve been giving. Just following that, I just wanted to confirm. I had spoken with Kathy earlier in the week about the 10 plants that you have for manufactured housing in the hurricane area. And running at about 50% capacity, Kathy indicated that you’re currently producing at those plants about 200 homes a week. I wanted to see if I can confirm that number?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP - Housing Group

Yes, ma’am. It’s actually a little higher than that. It’s probably closer to 300 out of those 10 plants.

 Pamela Brown - Gabelli - Analyst

Okay. And second and final question is, if you have any indication from your dealers or from your plants if the orders that are being placed are being placed by corporations? I know you indicated some of your dealers were placing larger orders, and I’m just interested in the idea of corporations purchasing homes to temporarily house their employees.

 Charley Lott - Fleetwood Enterprises, Inc. - EVP - Housing Group

This is Charley Lott again. On the housing side, we haven’t actually seen much of that. We have seen a little bit. I think we might have seen 300 orders that we took last week that could be attributed to this area. But other than that, we haven’t seen much. I think Chris over on the RV side has seen more. And I’ll let him speak to that.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

On the RV side, it’s not coming so much directly to us as in Fleetwood but more to our dealers; we are starting to see some orders for corporations that are trying to get back up and running, but some of these orders are leaning more towards the Class C type motor homes, more so than the travel trailer units.

 Pamela Brown - Gabelli - Analyst

 Great. Thanks a lot.

Operator

 Your next question comes from Andrew Hobson from RBC Capital Markets. Please go ahead.

 Andrew Hobson - RBC Capital Markets - Analyst

Thanks. I have two quick questions. I know it’s hard to predict a margin for these travel trailers going forward. Can you tell us kind of the range and kind of margins that you’ve seen for the 400 to 500 you had in your lot that you sold? And then my other quick question is, what do you think will eventually happen with all the products that are going down for hurricane relief? Are they going to come back on the market? Are they going to be stockpiled somewhere? Thanks.

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

I think to answer the second part of that first, we can look to the history of the use of these units in the past. And that is that in some cases they are purchased by the people who actually use them for temporary housing. In some cases they are auctioned off by FEMA – if it’s FEMA who is the owner of them. And then in other cases, during the use, they’re basically destroyed and so they’re scrapped. They’re not good for anything else after that. And I think we can probably look to all of the above in this case. I know there’s a lot of speculation and concern about whether or not they will be a drag on the market in the future. And I don’t think that that’s very likely. I think that they will be absorbed fairly easily. And many of the units are not — the majority it appears of the units that will be sold in this situation are not conventional recreational vehicles or conventional manufactured homes. And so, to expect that there are going to be a dampener on that market, I don’t believe is realistic.

The other question, as far as margins go, at this point I don’t think we’re in a position to speculate on that. There are going to be a lot of variables, as I indicated, as to the efficiency which we can ramp the plants up in terms of their production. And those units that we sold were sold at the 2006 prices. So, the margins that we’ve been showing previously would probably be accurate for that.

 Andrew Hobson - RBC Capital Markets - Analyst

 Okay. Thank you.

Operator

Your next question comes from Barry Vogel. Please go ahead.

 Barry Vogel - Barry Vogel and Associates - Analyst

Good afternoon, ladies and gentlemen.

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

Good afternoon, Barry .

 Barry Vogel - Barry Vogel and Associates - Analyst

I have a couple of little questions for Chris. At the last RV show in Louisville, one of the highlights of the show was your full-slide motor homes.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

 Right.

 Barry Vogel - Barry Vogel and Associates - Analyst

 Can you tell us where you have been, where you are and where you are going with that product?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

Sure. The product that you referred to, Barry, was our full-wall slide Pace Arrow, which is our only full-wall slide unit that we currently have in production. But what you’ll see in the fall here is that we are moving up in that product category. And actually, we’re going to begin pilot production of full-wall slide Discovery units and Providence and Excursion diesel pusher models. And these models will actually begin to be received by dealers probably in the November-ish time frame.

 Barry Vogel - Barry Vogel and Associates - Analyst

And what’s happened with the Pace Arrow?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

The Pace Arrow has done well. It actually is accounting for — the full-wall slide Pace Arrow is accounting for in excess of 25% of our total Pace Arrow sales. And we are looking for the new model to make a few changes in the floor plan, which we think will actually accelerate the acceptance of that unit.

 Barry Vogel - Barry Vogel and Associates - Analyst

And, have you had — how many units have you actually sold retail?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

Retail, I believe the number retail-wise is in excess of 250, but I don’t have the exact number.

 Barry Vogel - Barry Vogel and Associates - Analyst

 And have you had any problems in the field?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

 No. Actually, I have not heard of any problems with the operation of that full-wall slide unit. In fact, actually I have received very favorable comments on it.

 Barry Vogel - Barry Vogel and Associates - Analyst

 Are you happy with the results so far?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

 Absolutely.

 Barry Vogel - Barry Vogel and Associates - Analyst

 The other question I have for you is, do you currently have any sales incentives whatsoever to your dealers for your 2005 models that they have on their lots?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

Yes. As Elden mentioned earlier, we stand firm — we have stood firm not to discount the ‘06 product. But we have had some incentives to move, retail the ‘05 product. And we still do have some programs out there for our dealers to move the ‘05 models.

 Barry Vogel - Barry Vogel and Associates - Analyst

Considering how much ‘05 models are on their lot, do you think that will continue through the balance of the calendar year?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

Probably not through the — well, that’s hard to say. I would say right now, definitely through the September-ish/October-ish time frame. And then we’ll have to reassess it when we approach the last two months of the year.

 Barry Vogel - Barry Vogel and Associates - Analyst

Okay. I have a question for Boyd.

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

Barry, this Is Elden. Those programs on the 2005’s are, for the most part, pull-through programs where we offer a spiff on 2005 but there’s a commitment to replace it with a 2006.

 Barry Vogel - Barry Vogel and Associates - Analyst

I understand that.

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

Okay.

 Barry Vogel - Barry Vogel and Associates - Analyst

I understand that. Boyd, I have one question for you. When you had the conference call regarding the sale of the discontinued operations, you had said that you would have remaining several manufactured housing dealerships that you were probably going to sell. Where are you in that process?

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

We’re progressing. We don’t have anything firm to announce. But we’ve been conducting very productive discussions and feel like we’re making a good deal of progress in that area as well.

 Barry Vogel - Barry Vogel and Associates - Analyst

Can you tell us approximately what the book value is of those assets as of the end of July?

 Andy Griffiths - Fleetwood Enterprises, Inc. - VP, Controller and Chief Accounting Officer

This is Andy. The book value of the remaining assets associated with the portion of the business that have not yet been sold are somewhere, little less than $10 million.

 Barry Vogel - Barry Vogel and Associates - Analyst

Okay. Thank you very much.

Operator

Your next question is a follow-up from John Diffendal from BB&T Capital Markets. Please go ahead.

 John Diffendal - BB&T Capital Markets - Analyst

Charley, I think, remember last year when we were producing FEMA houses, there was a lot of dislocation of transportation and they had depots all over the country. Is there any sign that FEMA is going to do a little bit differently so that you won’t have them pulling so many tractors into moving all of the stuff around and pulling away from the basic business?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP - Housing Group

We haven’t been given good indication on that at all right yet. That’s some of the information that we are just awaiting every day and quite frankly thought we would know before now. But as of right now, we really don’t have good information on that subject.

 John Diffendal - BB&T Capital Markets - Analyst

Secondly, Elden, the last quarter, the headcount reduction I think was about 1,200. And of course, there are more people with the sale of that FRC and most of Home One. Can you give us an update on that headcount reduction on a sort of an operating basis? I mean, how much more of the 1,200 excluding the fact of the asset, the ones, the people who are involved with the sale?

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

Well, the ones involved with the sale would be somewhere in the neighborhood of 750 additional. Over and above that, there was probably another 50 to 100.

 John Diffendal - BB&T Capital Markets - Analyst

 So sort of on an apples-to-apples basis we’re talking about 1250 to 1300.

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

 That’s correct.

 John Diffendal - BB&T Capital Markets - Analyst

 Thank you.

Operator

 Your next question is a follow-up from Barbara Allen from Avondale Partners. Please go ahead.

 Barbara Allen - Avondale Partners - Analyst

Excluding the effect of the hurricane, just starting from the day before the hurricane hit, could you help me understand where your production levels were vis-à-vis current business? I mean, were you doing a higher level of production once you’d gotten all those inventories reduced through the end of July?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

Actually, from an RV standpoint, our production, both for travel trailers and motor homes, was staying pretty stable. We were drawing down our yards; at the same time we’ve seen dealers on both sides of the house draw down their inventory levels as well.

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

We were running ahead of our projections for the quarter in all the groups, and I would say that we’re fairly comfortable with our production levels.

 Barbara Allen - Avondale Partners - Analyst

 That was prior to Katrina?

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

Yes. I might point out though, that as you got from the information earlier, our order backlogs were falling off, so we weren’t sure how solid that was going to be.

 Barbara Allen - Avondale Partners - Analyst

I’m just trying to understand because I know through July, you were running your production below your incoming order rate because you wanted to reduce inventories to get everything back in a cleaner balance.

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

That’s correct.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

That’s right.

Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

We felt very clean — we felt very good at the end of July. I think we had two days of motor home production in inventory, and right around a week’s reduction in inventory in travel trailers. So we were in a position where we could start moving toward producing at the same level where our dealers were shipping — or retailing.

 Barbara Allen - Avondale Partners - Analyst

 And if I understood you correctly, that’s what you were doing was stepping that up as we were halfway through the second quarter?

Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

 That’s correct.

 Barbara Allen - Avondale Partners - Analyst

In reading through the details on your release and your outlook, I was puzzled by the continuing problems in the Midwest on a travel trailer dealer base. And when I looked back at the 8K last year, you had 579 distribution points. Now you’ve got 609. And two years ago you were over 700. So, it looks like on a total basis, you’ve started to improve a bit. Why is the Midwest such a problem? And is the improvement in distribution points — is the Midwest still going down and the other areas improving?

Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

No — the Midwest, actually you’re correct. We have been concentrating and we will continue to concentrate on increasing our distribution points in the Midwest. Part of the issue there is, that’s where the majority of our competition is, based in Indiana. And that’s been a challenge for us. But with this new organization structure, by having a separate travel trailer organization that is concentrating only on travel trailer product and travel trailer distribution points, it’s going to enable us to be much more effective in establishing new distribution points and in some cases rebuilding dealer relationships in that part of the country to continue to increase the number of distribution points that we have back there.

 Barbara Allen - Avondale Partners - Analyst

I would have thought that distribution in California and Arizona and Florida – I would assume those are the three biggest RV states – that that would be far more important.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

 And the states that you mentioned now, were Arizona, California and which?

 Barbara Allen - Avondale Partners - Analyst

 Florida.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

Yeah. Distribution points in those states are important, but our market share in those states right now is quite a bit higher than what we are in the central part of the country. So I’m not saying we aren’t going to continue our efforts where we’re doing well, but we will definitely concentrate even more so in the central part of the country.

 Barbara Allen - Avondale Partners - Analyst

 Okay. Thank you. Appreciate your taking so much time to answer all of our questions.

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

 No problem.

Operator

 The next question comes from Phillip Gaucher from George Weiss. Please go ahead.

 Phillip Gaucher - George Weiss - Analyst

Hey, guys. Congratulations on the quarter. I think all of my questions have been answered.

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

 Good. Thank you.

 Phillip Gaucher - George Weiss - Analyst

Thanks a lot.

Operator

The next question comes from Timothy Jones from Wasserman & Associates. Please go ahead.

 Timothy Jones - Wasserman & Associates - Analyst

Hello. Elden, it seems like I have warped back 15 years with you and 30 years with Boyd. Okay. Let’s go. All right. First question. I’m going to get the answers out of you in a different way. Last year when you had the four hurricanes in Florida, how many units did you ship to FEMA? And what were your margins as opposed to the margins on your normal units?

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

We shipped, I believe, about 14 or 1500 units. And the margins were very comparable to our margins on our regular business.

 Timothy Jones - Wasserman & Associates - Analyst

 And I drove down 75, I’m living in Florida, and those units – that FEMA operation in Punta Gorda is still filled up with people. Now, obviously this hurricane, do you have an idea of those 15 or 1600 what the total amount of units shipped bought by FEMA was? So, I can sort of get your market share of it?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

 It’s our understanding that initially FEMA intended on putting out orders for roughly 5,000 units. And ultimately only put out orders for about 4,000 units and ended up canceling almost 1,000 of those units.

 Timothy Jones - Wasserman & Associates - Analyst

 Really? Why?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

There came a point in time when they basically had at some point in the process begun to utilize more travel trailers and fewer manufactured homes in the process.

 Timothy Jones - Wasserman & Associates - Analyst

Why would they use travel trailers? You get much more — I mean, I’m thinking about a family of four, your travel trailers or anybody else’s. Why in the world would they use a travel trailer when they have a manufactured home available? You got much more room for the square footage and so forth than the travel trailer.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

 My guess is flexibility. But I don’t presume to speak for FEMA.

 Timothy Jones - Wasserman & Associates - Analyst

So you’ve got — let me get this straight. You got 50% of the FEMA orders. And if they did — you got 1,500 out of 3,000. Is that correct?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

That’s our understanding. Of course, the 3,000 — the denominator of that calculation is the number that —

 Timothy Jones - Wasserman & Associates - Analyst

 Question.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

That we get from others. It’s not necessarily —

 Timothy Jones - Wasserman & Associates - Analyst

It may be a little high. But if you do it on the 4,000, still it’s 35% or so. Okay. Now, and the margins were roughly the same as your other products, correct?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

 Yes.

 Timothy Jones - Wasserman & Associates - Analyst

Now, you gave — I’m sort of confused here. I think Chris gave a numbers of 8,000 to 1,200 travel trailers. Is this what he expects to get, I mean the differential — the 2,000 from FEMA? What is that number?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP - RV Group

I got to be a little careful there, because everything is really in flux right now. I mean, it is. We are several times a day in discussion, not only with emergency agencies, but our dealers. And we are really trying to sort through that right now. So I’ve got to be careful in what I said earlier about that number. But obviously, the vast majority of whatever our backlog ends up to be, it should be up significantly and the vast majority of that will be as a result of the relief efforts.

 Timothy Jones - Wasserman & Associates - Analyst

I understand that. Let me ask the same question, since it’s looking back. And I’ll take you off the hot plate, okay? You just gave me the numbers for the housing for Florida. That was for all four hurricanes in Florida, correct? That’s not just the one, right?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

 Yes.

 Timothy Jones - Wasserman & Associates - Analyst

 Could you give me the similar numbers what you sold in travel trailers in that period?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

I believe it was — roughly 1,500.

 Timothy Jones - Wasserman & Associates - Analyst

Also 1,500?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

Yes.

 Timothy Jones - Wasserman & Associates - Analyst

 And how many travel trailers did FEMA take?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

 I don’t know the answer to that question. It was — I believe it was a higher number than manufactured housing.

 Timothy Jones - Wasserman & Associates - Analyst

Why would it — I just don’t understand from a conceptual point. Forget about just from a humanitarian point of view. I hate to go into that. But why would they buy travel trailers rather than mobile — I keep calling them mobile homes and you don’t like that, but you know, after 37 years…. Why do they keep doing that?

Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

I think you’re going to have to ask FEMA.

 Timothy Jones - Wasserman & Associates - Analyst

Is it a realistic question, don’t you think, or not?

Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

Obviously trailers can be packed in a little more tightly, can probably be made available more quickly. And can handle the short-term needs to a better degree.

 Timothy Jones - Wasserman & Associates - Analyst

 Lastly, I think this is the whole thing that’s of interest to your stock. Could you just give me roughly a price to FEMA, average price of the travel trailers and the manufactured homes and roughly the square footage of each of them?

Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

Probably not.

 Timothy Jones - Wasserman & Associates - Analyst

(Laughs) Thank you.

Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

You’re welcome.

Operator

The next question comes from Gary Bialis from Bialis Partnership. Please go ahead.

 Gary Bialis - Bialis Partnership - Analyst

Okay. My questions are in line with the former question. First of all, logistically, do you sell directly to FEMA or do you have to go through your various distributors?

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

We’re pursuing both possibilities. We have been asked to quote by FEMA directly and we have been asked to quote by dealers and intermediaries that are approved FEMA organizations.

 Gary Bialis - Bialis Partnership - Analyst

But you don’t have a problem —?

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

We will take the business from whichever comes through first.

 Gary Bialis - Bialis Partnership - Analyst

You don’t have any exclusivity with your vendors that would prevent you from dealing directly with FEMA?

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

No.

 Gary Bialis - Bialis Partnership - Analyst

The second question, again, related to the prior question or a little bit. And that is to the extent that FEMA has indicated through the MHI Website posting of yesterday that they’re primarily obviously looking at singles to keep the costs down, and knowing that your singles volume is down 75% due to all the repos and financing problems over the last five years, do you have the capacity to significantly ramp up single manufactured housing volume if it decides to go more towards the MH side rather than the travel trailer side?

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

This is Boyd. I’m going let Charley answer that question, but I’ll preface it just by saying that was also the case last year when we got, I think, more than our fair share of that business.

 Gary Bialis - Bialis Partnership - Analyst

Did they focus on single?

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

Yes. But I’ll let Charley address the production aspect.

 Charley Lott - Fleetwood Enterprises, Inc. - EVP - Housing Group

Our capacity — the 10 plants that we mentioned that are in the proximity of that disaster area all have the capability of producing single-wide. So, our entire capacity could ramp up for single-wides if that’s where the demand was.

 Gary Bialis - Bialis Partnership - Analyst

Okay. That answers my question. Thank you very much.

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

Welcome.

Operator

Your next question comes from Mark Allen from Raven Investments. Please go ahead.

 Mark Allen - Raven Investments - Analyst

Hello.

Operator

 Mr. Allen, please go ahead.

 Mark Allen - Raven Investments - Analyst

Hello.

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

Go ahead, Mark.

Operator

Mr. Allen, your line is open. Please go ahead with any questions.

 Mark Allen - Raven Investments - Analyst

 Yes. Question, just wanted to check on the preferred, that is— that requires interest payment by next year. Could you just explain what has to happen and when that needs to happen by?

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

Yes. This is Boyd. We are permitted to defer distributions through the payment that would otherwise be due on October — or August 15, ‘06. When the next quarter rolls around, November 15, ‘06, by that time or before, we would need to make up all of the deferred distributions. So that’s the timing of it. We can defer August and up through August and would need to make payment by November 15.

Mark Allen - Raven Investments - Analyst

Thank you.

Operator

 Your next question comes from Barry Vogel from Barry Vogel and Associates as a follow-up. Please go ahead.

 Barry Vogel - Barry Vogel and Associates - Analyst

I have two questions for Charley. It has to do with the manufactured housing orders to FEMA. The first question is, do you know if FEMA can or has ever in their attempt to get temporary housing bought used units or what we call repos?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP - Housing Group

I don’t know that, Barry. They initially, after the disaster, they asked about the possibility of repossessed units in some of their publications. But I don’t believe that their intention is to use them.

 Barry Vogel - Barry Vogel and Associates - Analyst

Because I would think if they bought repos, that would clean up a lot of repos out there and that would be even better. Because it would help you raise prices.

 Charley Lott - Fleetwood Enterprises, Inc. - EVP - Housing Group

I don’t know exactly what their intentions are. I have just been led to believe that that’s probably not going to be one of the choices for them.

 Barry Vogel - Barry Vogel and Associates - Analyst

Okay. Now, as far as land, we all know you have to put a home on land. Where do the people get the land from?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP - Housing Group

I don’t know the answer to that. That’s something that apparently FEMA has people that acquire that land. But I don’t know the answer to that to be honest with you, Barry.

Barry Vogel - Barry Vogel and Associates - Analyst

Thank you very much.

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

Barry, this is Boyd. I think that question is perhaps part of the answer to Tim’s question about why might FEMA consider travel trailers, at least for part of their need, is there is more flexibility as to placement. And they can be more easily placed in temporary situations.

 Barry Vogel - Barry Vogel and Associates - Analyst

 Thank you.

Operator

 Your last question comes from Chris Blackman from Empirical Capital. Please go ahead.

 Chris Blackman - Empirical Capital - Analyst

Yes. Thank you. I appreciate you all’s candid response to all the questions. The only question I have is, you mentioned surcharges. And when you look at material component costs, and the potential for surcharges going forward, can you explain the formula for calculating that or what triggers the surcharges?

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

Usually what we take a look at is commodity charges, steel, lumber and things of that sort. And if they rise to a significant degree, and it varies by commodity item, we will pass on that cost in a surcharge for a temporary period of time as opposed to just having a straight price increase. We have done it on both RV’s and manufactured housing in years past. So it’s not an unusual circumstance.

 Chris Blackman - Empirical Capital - Analyst

So that would be in your contract on what’s currently in production, say with FEMA? At the point where you get a contract?

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

As we’re negotiating contracts, that’s one of the things we ask for, yes. If it’s a shorter-term contract and we can produce the units within a relatively short period of time, obviously it’s not as big a factor as if we receive a quantity of units that we’re looking at months to produce.

 Chris Blackman - Empirical Capital - Analyst

And when you go to — what is considered full capacity? When you say you got a plant that’s at running 50% capacity on one shift, if you ran all shifts, what would be full capacity in comparison to what you currently say is “50% or 55%”?

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

What we currently say is 50% or 55% is single shift 40 hours a week. And obviously you can double shift plants, you can go to overtime. You can add work force that work seven days a week. You can work Saturdays. We don’t attempt to come up with a number for that. We just stay consistent with the single-shift capacity, and then feel the rest of it are opportunities generally on a short-term basis for us to use.

 Chris Blackman - Empirical Capital - Analyst

Thank you. Obviously your productivity numbers obviously show vast improvement. Appreciate everything.

Operator

 At this time, we have no additional questions.

 Elden Smith - Fleetwood Enterprises, Inc. - CEO & President

 Well, thank you for joining us today. We look forward to talking with you next quarter. Thank you very much.

Operator

Thank you for your participation in Fleetwood Enterprises’ first quarter 2006 earnings conference call. This concludes the conference for today. You may all disconnect at this time.

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